FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc. Announces Third Quarter 2014
Financial Results

2014 Third Quarter Highlights:

▪	Net Revenue increased to $712.2 million; 17.5% over the Prior Year

▪	Net earnings attributable to Team Health Holdings, Inc. ("Net earnings") were $27.6 million; $43.2 million after adjustments

▪	Diluted net earnings per share of $0.38; Adjusted EPS of $0.60

▪	Adjusted EBITDA increased 30.8% to $89.0 million

▪	Projected growth in net revenue for full year 2014 increased to between 16.0% and 17.0%; Adjusted EBITDA margin to be approximately 11.5%

KNOXVILLE, Tenn. - November 4, 2014 - Team Health Holdings, Inc. ("TeamHealth" or the "Company") (NYSE: TMH), one of the largest providers of outsourced physician staffing solutions for hospitals in the United States, today announced results for its third quarter of 2014.
"We are pleased with our financial results for the third quarter of 2014. We achieved another quarter of double digit revenue and Adjusted EPS growth and expanded our Adjusted EBITDA margin over the prior year. TeamHealth continues to be an attractive solution for hospitals and physician groups that want to enhance their services in a rapidly changing healthcare environment," said TeamHealth President and Chief Executive Officer, Mike Snow.
"All three of our primary drivers contributed to revenue growth. Our strategy has always been to take a balanced and integrated approach to growth and this continues to be the case going forward. Over the quarter, we believe that an improving economic environment and the support of healthcare reform led to the strengthening of volume, year over year improvements in payor mix, and an increase in estimated collections per visit. We continue to be very active on the acquisition front and, since September, we have grown through the addition of eight high quality organizations.”
“We believe that we remain well positioned to achieve revenue and earnings growth through the remainder of 2014 and have great momentum going into next year. As a result of our financial performance through the first three quarters of 2014 and our current expectations about operating trends and contributions from recent acquisitions over the remainder of the year, we have increased our estimate for net revenue growth for fiscal year 2014. Our revised net revenue range is now between $2.77 billion and $2.79 billion, reflecting an annual growth rate of between 16.0% and 17.0%, which is an increase from the prior guidance of 13.0% to 14.0%. We typically experience a seasonal reduction in operating margins in the fourth quarter and we also anticipate some transitional costs on our recently completed acquisitions. As a result of these expectations, we project Adjusted EBITDA margin for the full year of 2014 to be approximately 11.5%.  We have continued to see growth in Medicaid parity revenue and now anticipate parity revenue will be in the range of $34.0 million to $36.0 million for 2014. We are engaged in advocacy efforts towards an extension of the Medicaid parity program in its current form into 2015, but at this time, the federal program is scheduled to expire at the end of 2014. There are a limited number of states that have indicated an intent to continue with a Medicaid parity program into 2015, but we do not believe these state initiatives will be a significant benefit to us," concluded Mr. Snow.
2014 Third Quarter Results
Net revenue increased 17.5% to $712.2 million from $606.1 million in the third quarter of 2013. Acquisitions contributed 10.1%, same contract revenue contributed 7.1%, and net sales growth contributed 0.3% of the increase in quarter-over-quarter growth in net revenue. Within the acquisitions category, new hospital contacting opportunities that were initially developed by our sales and marketing process contributed 2.9% of overall net revenue growth between quarters.
Same contract revenue increased $43.2 million, or 7.9%, to $589.7 million from $546.5 million in the third quarter of 2013. An increase of 5.3% in estimated collections on fee for service visits provided a 4.3% increase in same contract revenue growth between quarters while a 5.6% increase in same contract volumes contributed 3.9% to the growth. Contract and other revenue constrained same contract revenue growth between quarters by 0.3%. Acquisitions contributed $61.1 million of revenue growth and net new contract revenue increased by $1.8 million between quarters. The benefit from Medicaid parity revenue recognized in the third quarter of 2014 was $10.4 million, of which $8.5 million is same contract revenue. Because of the deferred recognition of parity revenue in 2013, the third quarter of 2013 reflects a year to date cumulative estimate of Medicaid parity revenue of $12.9 million, of which $12.2 million is same contract. The decline in total parity revenue between periods of $2.6 million constrained consolidated revenue growth by 0.4% while the decline in same contract Medicaid parity revenue of $3.7 million constrained same contract revenue growth by 0.7% between quarters.
The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended September 30,
	2013	2014	% Increase	Contribution to Overall Revenue Growth
	(in thousands)
Same contracts:
Fee for service revenue	$399,411	$444,216	11.2%	7.4%
Contract and other revenue	147,056	145,498	(1.1)%	(0.3)%
Total same contracts	546,467	589,714	7.9%	7.1%
New contracts, net of terminations:
Fee for service revenue	28,410	37,867	33.3%	1.6%
Contract and other revenue	24,152	16,507	(31.7)%	(1.3)%
Total new contracts, net of terminations	52,562	54,374	3.4%	0.3%
Acquired contracts:
Fee for service revenue	6,772	60,527	-	8.9%
Contract and other revenue	326	7,626	-	1.2%
Total acquired contracts	7,098	68,153	-	10.1%
Consolidated:
Fee for service revenue	434,593	542,610	24.9%	17.8%
Contract and other revenue	171,534	169,631	(1.1)%	(0.3)%
Total net revenue	$606,127	$712,241	17.5%	17.5%
The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Three Months Ended September 30,
	2013	2014	% Increase
	(in thousands)
Fee for service visits and procedures:
Same contract	2,430	2,566	5.6%
New and acquired contracts, net of terminations	251	556	121.5%
Total fee for service visits and procedures	2,681	3,122	16.4%
Reported net earnings for the quarter were $27.6 million, or $0.38 diluted net earnings per share, compared to net earnings of $29.4 million, or $0.41 diluted net earnings per share, in the third quarter of 2013. The financial results for the third quarter of 2014 included $3.1 million of contingent purchase and other acquisition compensation expense ($2.4 million after-tax), non-cash amortization expense of $13.0 million ($8.8 million after tax), and a $7.1 million increase in prior year professional liability loss reserves ($4.4 million million after tax). Excluding these items, net earnings for the third quarter of 2014 would have been $43.2 million and Adjusted EPS would have been $0.60 per share. Financial results for the third quarter of 2013 included a credit of $1.6 million of contingent purchase and other acquisition compensation expense ($0.7 million after-tax), and non-cash amortization expense of $8.7 million ($5.8 million after-tax). Excluding these items, net earnings for the third quarter of 2013 would have been $34.6 million and Adjusted EPS would have been $0.49 per share.
The $7.1 million increase in prior year professional liability loss reserves recorded in the third quarter of 2014 is a result of the settlement of an excess medical malpractice verdict, a decline in the discount factor applied to professional liability reserves due to the lower interest rate environment, and an increase in revised loss estimates for certain older years as reflected in the most recent biannual actuarial report.
As a result of the recent increased pace of acquisition closings, the Company also incurred an elevated level of transaction costs in the third quarter of 2014 in the amount of $3.1 million, which constrained Adjusted Earnings Per Share by approximately $0.04 per share. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.
The following table set forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Adjusted Earnings Per Share
	Three Months Ended September 30,
	2013		2014
	(in thousands, except for share data)
Diluted weighted average shares outstanding	71,209		72,331
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$29,427	$0.41	$27,586	$0.38
Adjustments:
Contingent purchase and other acquisition compensation expense, net of tax of $911 and $(680) for 2013 and 2014, respectively	(691)	(0.01)	2,406	0.03
Amortization expense, net of tax of $(2,844) and $(4,184) for 2013 and 2014, respectively	5,821	0.08	8,807	0.12
Professional liability loss reserve adjustments associated with prior years, net of tax of $(2,729) for 2014	—	—	4,359	0.06
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$34,557	$0.49	$43,158	$0.60
Cash flow provided by operations for the quarter was $32.1 million compared to $51.6 million in the third quarter of 2013. There were $20.7 million of contingent purchase payments made in the third quarter of 2014 and $0.5 million contingent purchase payments in 2013. Excluding the impact of the contingent purchase payment in 2014 and 2013, operating cash flows increased $0.7 million between quarters.
Adjusted EBITDA for the quarter increased 30.8% to $89.0 million from $68.1 million in the third quarter of 2013, and Adjusted EBITDA margin increased to 12.5% compared to 11.2% for the same quarter in

2013. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.
The following table sets forth a reconciliation of net earnings attributable to Team Health Holdings, Inc. to Adjusted EBITDA.

	Adjusted EBITDA
	Three Months Ended September 30,
	2013	2014
	(In thousands)
Net earnings attributable to Team Health Holdings, Inc.	$29,427	$27,586
Interest expense, net	3,827	3,921
Provision for income taxes	19,184	20,895
Depreciation	4,281	5,826
Amortization	8,665	12,991
Other (income) expense, net(a)	(1,384)	292
Contingent purchase and other acquisition compensation expense(b)	(1,602)	3,086
Transaction costs(c)	1,017	3,107
Equity based compensation expense(d)	2,906	3,345
Insurance subsidiary interest income	444	503
Professional liability loss reserve adjustments associated with prior years	—	7,088
Severance and other charges	1,293	381
Adjusted EBITDA	$68,058	$89,021

a.	Reflects gain or loss on sale or disposal of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan.

b.	Reflects expense recognized for historical and estimated future contingent payments and other compensation expense associated with acquisitions.

c.	Reflects expenses associated with accounting, legal, due diligence and other transaction fees related to acquisition activity.

d.	Reflects costs related to equity awards granted under the Team Health Holdings, Inc. 2009 Amended and Restated Stock Incentive Plan.
As of September 30, 2014, the Company had cash and cash equivalents of approximately $13.6 million and total outstanding debt of $716.8 million. The outstanding debt as of September 30, 2014 includes borrowings under its revolving credit facility in the amount of $227.4 million incurred to fund the Company's recently completed acquisitions. In September, the Company expanded its revolving credit facility by $100.0 million to $350.0 million and as of September 30, 2014 had $122.6 million of available borrowings under its revolving credit facilities (without giving effect to $6.7 million of undrawn letters of credit).
On October 2, 2014, the Company amended and restated its existing credit facility. The First Amendment and Restatement Agreement, among other things, (1) replaced and upsized the existing $275 million Tranche A Term Facility, (2) replaced and upsized the existing $250 million Revolving Credit Facility, (3) extended the maturities of the Tranche A Term Facility and the Revolving Credit Facility from

November 1, 2017 to October 2, 2019 and (4) terminated the existing $100 million Interim Revolving Credit Facility. The Company used proceeds from borrowings under the Tranche A Term Facility and the Revolving Credit Facility to repay in full the existing $250 million Tranche B Term Facility , and pay customary fees and expenses associated with the Amendment and Restatement Agreement, with remaining proceeds retained for other future general corporate purposes. After giving effect to the Amendment and Restatement Agreement, the Tranche A Term Facility was increased to $600 million and the Revolving Credit Facility was increased to $650 million.
2014 First Nine Months Results
Net revenue in the nine months ended September 30, 2014 increased 15.2% to $2.03 billion from $1.76 billion for the same period of 2013. Acquisitions contributed 8.9%, same contract revenue contributed 4.9%, and net sales growth contributed 1.4% of the increase in year over year growth in net revenue. Within the acquisitions category, new hospital contracting opportunities that were initially developed by our sales and marketing process contributed 2.1% of overall net revenue growth between years.
Same contract revenue for the nine months ended September 30, 2014 increased $86.3 million, or 5.8%, to $1.58 billion from $1.49 billion in the same period a year ago. Increases in estimated collections on fee for service visits of 7.1% provided a 5.2% increase in same contract revenue growth between periods while a 1.5% increase in same contract volumes contributed 1.1% to growth. Contract and other revenue constrained same contract revenue growth 0.5% between periods. Acquisitions contributed $156.7 million of growth between periods and net new contract revenue increased by $24.2 million. The benefit from Medicaid parity revenue recognized in the nine months ended September 30, 2014 was $27.7 million, of which $22.8 million is same contract revenue compared to $12.9 million in 2013, of which $11.8 million was same contract revenue. The increase in Medicaid parity revenue contributed 0.8% to consolidated revenue growth and 0.7% to same contract revenue growth between years.

The components of net revenue include revenue from contracts that have been in effect for prior periods (same contracts) and from net, new and acquired contracts during the periods, as set forth in the table below:

	Nine Months Ended September 30,
	2013	2014	% Increase	Contribution to Overall Revenue Growth
	(in thousands)
Same contracts:
Fee for service revenue	$1,078,500	$1,172,550	8.7%	5.3%
Contract and other revenue	412,832	405,044	(1.9)%	(0.4)%
Total same contracts	1,491,332	1,577,594	5.8%	4.9%
New contracts, net of terminations:
Fee for service revenue	148,640	177,552	19.5%	1.6%
Contract and other revenue	91,492	86,760	(5.2)%	(0.3)%
Total new contracts, net of terminations	240,132	264,312	10.1%	1.4%
Acquired contracts:
Fee for service revenue	29,936	164,023	-	7.6%
Contract and other revenue	405	23,032	-	1.3%
Total acquired contracts	30,341	187,055	-	8.9%
Consolidated:
Fee for service revenue	1,257,076	1,514,125	20.4%	14.6%
Contract and other revenue	504,729	514,836	2.0%	0.6%
Total net revenue	$1,761,805	$2,028,961	15.2%	15.2%

The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Nine Months Ended September 30,
	2013	2014	% Increase
	(in thousands)
Fee for service visits and procedures:
Same contract	6,777	6,878	1.5%
New and acquired contracts, net of terminations	1,230	1,997	62.4%
Total fee for service visits and procedures	8,007	8,875	10.8%
Reported net earnings were $81.6 million in the nine months ended September 30, 2014, or $1.13 diluted net earnings per share, compared to net earnings of $65.9 million, or $0.93 diluted net earnings per share, in the same period of 2013. The 2014 first nine months financial results included $22.5 million ($15.7 million after-tax) of contingent purchase and other acquisition compensation expense, non-cash amortization expense of $35.2 million ($23.9 million after-tax), and a $7.1 million increase in prior year professional liability loss reserves ($4.4 million after tax). Excluding these items, net earnings for the first nine months of 2014 would have been $125.6 million and Adjusted EPS would have been $1.75 per share. Financial results for the same period in 2013 included $18.6 million of contingent purchase and other acquisition compensation expense ($12.5 million after-tax), and non-cash amortization expense of $27.0 million ($17.9 million after-tax). Excluding these adjustments, net earnings for the same period in 2013 would have been $96.4 million and Adjusted EPS would have been $1.36 per share. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted Earnings Per Share” below for the definition of Adjusted EPS and its reconciliation to net earnings and diluted earnings per share attributable to Team Health Holdings, Inc.
The following tables set forth a reconciliation of diluted earnings per share to Adjusted EPS (note that some totals may not add due to rounding).

	Adjusted Earnings Per Share
	Nine Months Ended September 30,
	2013		2014
	(in thousands, except for share data)
Diluted weighted average shares outstanding	70,841		71,955
Net earnings and diluted net earnings per share attributable to Team Health Holdings, Inc., as reported	$65,935	0.93	$81,634	1.13
Adjustments:
Contingent purchase and other acquisition compensation expense, net of tax of $(6,049) and $(6,744) for 2013 and 2014, respectively	12,519	0.18	15,739	0.22
Amortization expense, net of tax of $(9,088) and $(11,345) for 2013 and 2014, respectively	17,945	0.25	23,858	0.33
Professional liability loss reserve adjustments associated with prior years, net of tax of $(2,729) for 2014	—	—	4,359	0.06
Net earnings and diluted earnings per share attributable to Team Health Holdings, Inc., as adjusted	$96,399	$1.36	$125,590	$1.75

Cash flow provided by operations for the nine months ended September 30, 2014 was $106.7 million compared to $106.4 million in 2013. There were $21.9 million contingent purchase payments in 2014 and $0.5 million contingent purchase payments in 2013. Excluding the impact of the 2014 and 2013, contingent purchase payments, operating cash flows increased $21.7 million between periods.
Adjusted EBITDA increased 30.4% to $247.1 million from $189.4 million in the nine months ended September 30, 2013, and Adjusted EBITDA margin was 12.2% compared to 10.8% for the same period in 2013. See “Non-GAAP Financial Measures Reconciliations” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings attributable to Team Health Holdings, Inc.

The following table sets forth a reconciliation of net earnings attributable to Team Health Holdings, Inc. to Adjusted EBITDA.

	Adjusted EBITDA
	Nine Months Ended September 30,
	2013	2014
	(in thousands)
Net earnings attributable to Team Health Holdings, Inc.	$65,935	$81,634
Interest expense, net	11,363	10,758
Provision for income taxes	44,646	56,542
Depreciation	12,559	15,315
Amortization	27,033	35,203
Other income(a)	(2,848)	(3,457)
Contingent purchase and other acquisition compensation expense(b)	18,568	22,483
Transaction costs(c)	1,590	5,734
Equity based compensation expense(d)	6,988	12,693
Insurance subsidiary interest income	1,308	1,501
Professional liability loss reserve adjustments associated with prior years	—	7,088
Severance and other charges	2,263	1,563
Adjusted EBITDA	$189,405	$247,057

a.	Reflects gain or loss on sale or disposal of assets, realized gains on investments, and changes in fair value of investments associated with the Company's non-qualified retirement plan.

b.	Reflects expense recognized for historical and estimated future contingent payments and other compensation expense associated with acquisitions.

c.	Reflects expenses associated with accounting, legal, due diligence and other transaction fees related to acquisition activity.

d.	Reflects costs related to equity awards granted under the Team Health Holdings, Inc. 2009 Amended and Restated Stock Incentive Plan.

Team Health Holdings, Inc.
Consolidated Balance Sheets

	December 31, 2013	September 30, 2014
	(Unaudited) (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$32,331	$13,639
Accounts receivable, less allowance for uncollectibles of $377,644 and $394,027 in 2013 and 2014, respectively	392,430	458,734
Prepaid expenses and other current assets	35,029	42,475
Receivables under insured programs	22,961	16,976
Total current assets	482,751	531,824
Investments of insurance subsidiary	84,081	93,183
Property and equipment, net	53,434	57,171
Other intangibles, net	173,178	307,735
Goodwill	428,311	620,838
Deferred income taxes	44,546	49,963
Receivables under insured programs	39,532	52,923
Other	55,577	52,774
	$1,361,410	$1,766,411
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,700	$35,338
Accrued compensation and physician payable	201,998	228,362
Other accrued liabilities	128,749	119,996
Income tax payable	3,014	4,428
Current maturities of long-term debt	17,969	250,525
Deferred income taxes	39,063	38,013
Total current liabilities	418,493	676,662
Long-term debt, less current maturities	483,594	466,250
Other non-current liabilities	190,842	230,456
Shareholders' equity:
Common stock, ($0.01 par value; 100,000 shares authorized, 70,016 and 70,967 shares issued and outstanding at December 31, 2013 and September 30, 2014, respectively)	700	710
Additional paid-in capital	642,633	683,972
Accumulated deficit	(376,593)	(294,960)
Accumulated other comprehensive earnings	447	1,675
Team Health Holdings, Inc. shareholders' equity	267,187	391,397
Noncontrolling interests	1,294	1,646
Total shareholders' equity including noncontrolling interests	268,481	393,043
	$1,361,410	$1,766,411

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Three Months Ended September 30,
	2013	2014
	(Unaudited) (In thousands, except per share data)
Net revenue before provision for uncollectibles	$1,115,885	$1,223,104
Provision for uncollectibles	509,758	510,863
Net revenue	606,127	712,241
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	472,027	546,346
Professional liability costs	17,467	29,564
General and administrative expenses (includes contingent purchase and other acquisition compensation expense of $(1,602) and $3,086 in 2013 and 2014, respectively)	51,567	61,643
Other (income) expense, net	(1,384)	292
Depreciation	4,281	5,826
Amortization	8,665	12,991
Interest expense, net	3,827	3,921
Transaction costs	1,017	3,107
Earnings before income taxes	48,660	48,551
Provision for income taxes	19,184	20,895
Net earnings	29,476	27,656
Net earnings attributable to noncontrolling interests	49	70
Net earnings attributable to Team Health Holdings, Inc.	$29,427	$27,586

Net earnings per share of Team Health Holdings, Inc.
Basic	$0.42	$0.39
Diluted	$0.41	$0.38
Weighted average shares outstanding
Basic	69,384	70,627
Diluted	71,209	72,331

Other comprehensive (loss) earnings, net of tax:
Net change in fair value of investments, net of tax of $(34) and $89 for 2013 and 2014, respectively	(63)	165
Comprehensive earnings	29,413	27,821
Comprehensive earnings attributable to noncontrolling interests	49	70
Comprehensive earnings attributable to Team Health Holdings, Inc.	$29,364	$27,751

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Comprehensive Earnings

	Nine Months Ended September 30,
	2013	2014
	(Unaudited) (In thousands, except per share data)
Net revenue before provision for uncollectibles	$3,185,040	$3,493,892
Provision for uncollectibles	1,423,235	1,464,931
Net revenue	1,761,805	2,028,961
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	1,379,568	1,557,696
Professional liability costs	55,199	73,482
General and administrative expenses (includes contingent purchase and other acquisition compensation expense of $18,568 and $22,483 in 2013 and 2014, respectively)	166,617	195,842
Other income	(2,848)	(3,457)
Depreciation	12,559	15,315
Amortization	27,033	35,203
Interest expense, net	11,363	10,758
Transaction costs	1,590	5,734
Earnings before income taxes	110,724	138,388
Provision for income taxes	44,646	56,542
Net earnings	66,078	81,846
Net earnings attributable to noncontrolling interests	143	212
Net earnings attributable to Team Health Holdings, Inc.	$65,935	$81,634

Net earnings per share of Team Health Holdings, Inc.
Basic	$0.96	$1.16
Diluted	$0.93	$1.13
Weighted average shares outstanding
Basic	68,760	70,209
Diluted	70,841	71,955

Other comprehensive (loss) earnings, net of tax:
Net change in fair value of investments, net of tax of $(637) and $663 for 2013 and 2014, respectively	(1,181)	1,228
Comprehensive earnings	64,897	83,074
Comprehensive earnings attributable to noncontrolling interests	143	212
Comprehensive earnings attributable to Team Health Holdings, Inc.	$64,754	$82,862

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Cash Flows

	Three Months Ended September 30,
	2013	2014
	(Unaudited) (In thousands)
Operating Activities
Net earnings	$29,476	$27,656
Adjustments to reconcile net earnings:
Depreciation	4,281	5,826
Amortization	8,665	12,991
Amortization of deferred financing costs	254	252
Equity based compensation expense	2,906	3,345
Provision for uncollectibles	509,758	510,863
Deferred income taxes	1,619	(12,732)
Equity in joint venture income	(1,037)	(994)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(509,933)	(529,823)
Prepaids and other assets	(275)	6,993
Income tax accounts	1,350	2,705
Accounts payable	(2,357)	6,685
Accrued compensation and physician payable	10,243	12,710
Contingent purchase liabilities	(3,497)	(17,623)
Other accrued liabilities	(2,665)	(1,062)
Professional liability reserves	2,768	4,294
Net cash provided by operating activities	51,556	32,086
Investing Activities
Purchases of property and equipment	(4,203)	(4,786)
Cash paid for acquisitions, net	(9,847)	(340,637)
Purchases of investments by insurance subsidiary	(28,585)	(37,039)
Proceeds from sale of investments by insurance subsidiary	28,723	36,031
Net cash used in investing activities	(13,912)	(346,431)
Financing Activities
Payments on notes payable	(4,063)	(4,063)
Proceeds from revolving credit facility	—	288,600
Payments on revolving credit facility	—	(61,200)
Stock issuance costs	(12)	—
Payments of financing costs	—	(1,146)
Contribution from noncontrolling interests	600	51
Proceeds from exercise of stock options	2,674	6,832
Tax benefit from exercise of stock options	1,301	5,513
Net cash provided by (used in) financing activities	500	234,587
Net increase (decrease) in cash and cash equivalents	38,144	(79,758)
Cash and cash equivalents, beginning of period	93,864	93,397
Cash and cash equivalents, end of period	$132,008	$13,639
Supplemental cash flow information:
Interest paid	$4,089	$4,369
Taxes paid	$14,916	$25,482

-continued-

Team Health Holdings, Inc.
Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2013	2014
	(Unaudited) (In thousands)
Operating Activities
Net earnings	$66,078	$81,846
Adjustments to reconcile net earnings:
Depreciation	12,559	15,315
Amortization	27,033	35,203
Amortization of deferred financing costs	764	758
Equity based compensation expense	6,988	12,693
Provision for uncollectibles	1,423,235	1,464,931
Deferred income taxes	(8,101)	(21,367)
Loss (gain) on disposal or sale of equipment	79	(2,349)
Equity in joint venture income	(2,723)	(3,124)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,434,125)	(1,515,378)
Prepaids and other assets	(4,209)	(1,467)
Income tax accounts	959	1,414
Accounts payable	(4,934)	7,831
Accrued compensation and physician payable	2,031	13,694
Contingent purchase liabilities	13,934	(1,283)
Other accrued liabilities	(5,774)	712
Professional liability reserves	12,654	17,287
Net cash provided by operating activities	106,448	106,716
Investing Activities
Purchases of property and equipment	(11,563)	(16,783)
Sale of property and equipment	125	2,776
Cash paid for acquisitions, net	(22,432)	(347,154)
Purchases of investments by insurance subsidiary	(68,612)	(68,527)
Proceeds from sale of investments by insurance subsidiary	59,082	61,314
Net cash used in investing activities	(43,400)	(368,374)
Financing Activities
Payments on notes payable	(12,188)	(12,188)
Proceeds from revolving credit facility	—	316,100
Payments on revolving credit facility	—	(88,700)
Stock issuance costs	(519)	—
Payments of financing costs	(1)	(1,146)
Contribution from noncontrolling interests	600	262
Distributions to noncontrolling interests	—	(122)
Proceeds from the issuance of common stock under stock purchase plans	1,443	1,903
Proceeds from exercise of stock options	26,363	15,510
Tax benefit from exercise of stock options	12,022	11,347
Net cash provided by financing activities	27,720	242,966
Net increase (decrease) in cash and cash equivalents	90,768	(18,692)
Cash and cash equivalents, beginning of period	41,240	32,331
Cash and cash equivalents, end of period	$132,008	$13,639
Supplemental cash flow information:
Interest paid	$11,669	$11,708
Taxes paid	$39,899	$65,525

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Forward Looking Statements
Statements and information contained herein that are not historical facts and that reflect the current view of the Company about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company's future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The Company's “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Non-GAAP Financial Measures Reconciliations
In this release we refer to Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Earnings per Share ("Adjusted EPS") which are financial measures that are calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Adjusted EBITDA is defined as net earnings attributable to Team Health Holdings, Inc. before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table under “Adjusted EBITDA” in the release. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue. Adjusted EPS is defined as diluted earnings per share attributable to Team Health Holdings, Inc. excluding non-cash and other adjustments, including the impact of contingent purchase and other acquisition compensation expense and amortization expense relating to purchase accounting for historical acquisitions and the other adjustments shown in the table under “Adjusted Earnings Per Share” in the release. For a reconciliation of each of Adjusted EBITDA and Adjusted EPS to the most directly

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comparable GAAP measure, we refer you to the tables under “Adjusted EBITDA” and “Adjusted Earnings Per Share,” respectively, contained in the release.

Adjusted EBITDA
We present Adjusted EBITDA as a supplemental measure of our performance. We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EBITDA, management recognizes and considers the limitations of this measure. Adjusted EBITDA does not reflect certain cash expenses that we are obligated to make, and although depreciation and amortization are non-cash charges, assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in our industry may calculate Adjusted EBITDA differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for net earnings, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.
Adjusted Earnings Per Share
We present Adjusted earnings per share attributable to Team Health Holdings, Inc. (“Adjusted EPS”) as a supplemental measure of our performance. We present Adjusted EPS because we believe that it assists investors in understanding the impact of acquisition-related costs on our earnings per share and comparing our performance across operating periods on a consistent basis and provides additional insight into our core earnings performance. Adjusted EPS is not a measurement of financial performance or liquidity under generally accepted accounting principles. In evaluating our performance as measured by Adjusted EPS, management recognizes and considers the limitations of this measure. Adjusted EPS does not reflect certain cash expenses that we are obligated to make, and although contingent purchase and other acquisition compensation expense and amortization expense are non-cash charges in the period reported, such charges reflect historical or future cash payments in conjunction with our acquisition transactions. In addition, other companies in our industry may calculate Adjusted EPS differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EPS should not be considered in isolation or as a substitute for net earnings, operating income, basic and diluted earnings per share, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

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Conference Call
As previously announced, TeamHealth will hold a conference call tomorrow, November 5, 2014, to discuss its third quarter 2014 results at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13593856. The replay will be available until November 12, 2014.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call.
To learn more about TeamHealth, please visit the company's Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company's Web site and is readily accessible.

About TeamHealth
TeamHealth (Knoxville, Tenn.) (NYSE: TMH) is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its 21 regional locations and multiple service lines, TeamHealth's approximately 11,000 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, urgent care, and pediatric staffing and management services to approximately 980 civilian and military hospitals, clinics, and physician groups in 47 states.

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